Exhibit 99.1

bluebird bio Presents Updated Data from Clinical Studies of LentiGlobin Gene Therapy in Transfusion-Dependent β-Thalassemia and Sickle Cell Disease at 60th Annual Meeting of the American Society of Hematology

All patients with transfusion-dependent β-thalassemia and a non-β0/β0 genotype who achieved transfusion independence continue to maintain it for up to 3.5 years in Phase 1/2 Northstar (HGB-204) study

HbAT87Q levels were stable and vaso-occlusive events were reduced in most Group A and B patients with sickle cell disease in Phase 1/2 HGB-206 study following treatment with LentiGlobin

CAMBRIDGE, Mass. – December 1, 2018 – bluebird bio, Inc. (Nasdaq: BLUE) announced new long-term data from the completed Phase 1/2 Northstar (HGB-204) study of investigational LentiGlobin™ gene therapy in patients with transfusion-dependent β-thalassemia (TDT) and from the ongoing Phase 1/2 HGB-206 study of LentiGlobin in patients with sickle cell disease (SCD) today at the 60th Annual Meeting of the American Society of Hematology (ASH).

“The breadth of our LentiGlobin data at ASH across multiple clinical trials reflects the commitment of patients, families and healthcare providers to investigate the transformative therapeutic potential of gene therapy for the beta-hemoglobinopathies,” said David Davidson M.D., chief medical officer, bluebird bio. “LentiGlobin gene therapy is designed to address the underlying genetic cause of beta-thalassemia and sickle cell disease. The longer-term data emerging from our clinical trials show that most treated patients are producing sufficient amounts of engineered HbAT87Q to achieve and maintain a therapeutic benefit.”

LentiGlobin in Transfusion-Dependent β-Thalassemia

TDT is an inherited blood disorder caused by a mutation in the β-globin gene, which causes ineffective red blood cell production leading to severe anemia. People with TDT require regular transfusions to maintain hemoglobin levels in order to survive, but chronic transfusions carry risks, including iron overload that can result in multi-organ damage and shortened life expectancy.

“The Northstar study includes patients who have been transfusion independent for more than three and a half years after receiving LentiGlobin treatment,” said Dr. John Rasko, Head of Department, Cell & Molecular Therapies, Royal Prince Alfred Hospital, Australia. “These patients maintained stable hemoglobin levels of at least 9.0 g/dL without transfusions, and their HbAT87Q levels remained stable as well.”

Phase 1/2 Northstar (HGB-204) Efficacy

The results reported for the completed Phase 1/2 Northstar (HGB-204) study reflect data as of September 14, 2018.

After treatment with LentiGlobin, patients are monitored for production of HbAT87Q, which is gene therapy derived-hemoglobin. The production of HbAT87Q increases the overall hemoglobin level in patients with the goal of reducing or eliminating the need for transfusions.

Data showed that eight of 10 patients with TDT and a non-β0/β0 genotype who were treated with LentiGlobin in the Northstar study achieved transfusion independence, meaning they had not received a transfusion for at least 12 months and maintained hemoglobin >9 g/dL. These eight patients have maintained transfusion independence for a median duration of 38 months (21 – 44 months) as of September 14, 2018.

Total hemoglobin levels for the eight transfusion-independent non-β0/β0 genotype patients were stable and ranged from 9.7 – 14.1 g/dL at the last study visit. HbAT87Q remained stable in these patients over time, for up to four years as of the time of data cut-off.

Three of the eight patients with TDT and a β0/β0 genotype who were treated with LentiGlobin achieved transfusion independence. Two of these patients had follow-up for more than 3.5 years and one had more than two years of follow up. All three maintained transfusion independence through their last follow up with hemoglobin ranging from 9.1 – 10.9 g/dL.

An exploratory assessment was conducted to assess liver iron concentration in the 11 patients who have become transfusion independent in the Northstar study. Increased iron levels are a consequence of frequent transfusions. High iron levels can cause organ damage, which many TDT patients are at risk for and must manage through chelation regimens. Liver iron concentrations were measured at baseline and then at every 12 months after treatment. Over time, iron concentrations began to decrease in the 11 patients, with the largest decrease observed in patients who had 48 months (n=3) of data available.

Phase 1/2 Northstar (HGB-204) Safety

The safety profile of LentiGlobin treatment in adults and adolescents with TDT in the Northstar study was generally consistent with myeloablative conditioning. The median time to platelet engraftment was 39.5 (19 – 191) days.

In the Phase 3 Northstar-2 (HGB-207) and Northstar-3 (HGB-212) studies, a refined manufacturing process was used to produce LentiGlobin to further improve the clinical results observed in the Northstar study. Data from Northstar-2 and Northstar-3 studies will be presented on Monday, December 3, 2018, 7:15 – 7:30 p.m. PST (10:15 – 10:30 p.m. EST):

•	LentiGlobin Gene Therapy for Patients with Transfusion-Dependent β-thalassemia (TDT): Results from the Phase 3 Northstar-2 and Northstar-3 Studies (Abstract #1025)

Presenter: Franco Locatelli, M.D., Ph.D., Professor of Pediatrics, University of Pavia, Italy and Director, Department of Pediatric Hematology and Oncology, IRCCS Ospedale Pediatrico Bambino Gesù, Rome, Italy

For more information about the ongoing clinical studies of LentiGlobin in TDT visit www.northstarclinicalstudies.com or clinicaltrials.gov and use identifier NCT02906202 for  Northstar-2 (HGB-207) and NCT03207009 for Northstar-3 (HGB-212).

LentiGlobin in Sickle Cell Disease

SCD is a serious, progressively debilitating and life-threatening genetic disease. SCD results from production of abnormal sickle hemoglobin (HbS), which leads to sickled red blood cells (RBCs) and hemolysis. As a result of this abnormal hemoglobin, many affected individuals live with severe anemia and vaso-occlusive events (VOE) which include severe, recurrent pain crises that lead to organ damage and shortened life span.

“In patients with sickle cell disease who underwent autologous transplant with LentiGlobin, gene therapy-derived HbAT87Q levels have remained stable and we saw decreased rates of vaso-occlusive events with up to three years of follow-up,” said Dr. Julie Kanter, Medical University of South Carolina, Charleston, S.C. “These results indicate that even moderate amounts of HbAT87Q seem to benefit affected patients. We will continue following all treated individuals long term, to assess the potential relationship between HbAT87Q levels and improved clinical outcomes including vaso-occlusive events.”

The Phase 1/2 HGB-206 study is an ongoing, open-label study designed to evaluate the efficacy and safety of LentiGlobin gene therapy for the treatment of adults with SCD.

HGB-206: Groups A & B Efficacy

A total of nine patients were treated with LentiGlobin in Groups A (n=7) and B (n=2) in the HGB-206 study. As of the data cut-off date of September 14, 2018, there was up to 39 months of follow-up for the seven patients in Group A and up to 17 months of follow-up for the two patients in Group B.

In Group A patients, consistent HbAT87Q production was observed ranging from 0.7 – 2.8 g/dL at last visit and patients maintained stable total hemoglobin levels ranging from 7.6 – 11.8 g/dL at last visit. HbAT87Q production was higher in Group B patients, ranging from 3.4 – 6.5 g/dL and total hemoglobin levels were stable at 11.0 – 12.3 g/dL at the last visit. These higher rates of total hemoglobin and HbAT87Q production in Group B are attributed to the implementation of a refined drug product manufacturing process and protocol modifications to improve engraftment of genetically modified stem cells.

In all patients who received LentiGlobin treatment, frequency of VOEs was reduced.

HGB-206: Groups A & B Safety

The safety profile of LentiGlobin remains generally consistent with underlying SCD and myeloablative conditioning. A serious adverse event (SAE) of myelodysplasia syndrome was reported in a patient who received LentiGlobin approximately three years ago in Group A of the Phase 1/2 HGB-206 study. Analysis of the patient’s cells showed no evidence of vector mediated insertional oncogenesis, and the independent data monitoring committees, along with the treating physician, agreed the SAE was unlikely related to LentiGlobin gene therapy.

In order to further improve the clinical results observed in Groups A and B, in addition to the refined manufacturing process introduced in Group B, plerixafor mobilization and apheresis-derived hematopoietic stem cells were used to produce LentiGlobin for Group C of the Phase 1/2 HGB-206 study. Data from Group C patients will be presented Monday, December 3, 2018, 7:30 – 7:45 p.m. PST (10:30 – 10:45 p.m. EST):

•	Current Results of LentiGlobin Gene Therapy in Patients with Severe Sickle Cell Disease Treated Under Refined Protocol (Abstract #1026)

Presenter: John Tisdale, M.D., National Heart, Lung and Blood Institute, Bethesda, Md.

For more information about the ongoing HGB-206 clinical study of LentiGlobin in SCD visit clinicaltrials.gov and use identifier NCT02140554.

About bluebird bio, Inc.

With its lentiviral-based gene therapies, T cell immunotherapy expertise and gene editing capabilities, bluebird bio has built a pipeline with broad potential application in severe genetic diseases and cancer.

bluebird bio's gene therapy clinical programs include investigational treatments for cerebral adrenoleukodystrophy, transfusion-dependent β-thalassemia and sickle cell disease.

bluebird bio's oncology pipeline is built upon the company's lentiviral gene delivery and T cell engineering, with a focus on developing novel T cell-based immunotherapies, including chimeric antigen receptor (CAR T) and T cell receptor (TCR) therapies. The company’s lead oncology programs are anti-BCMA CAR T programs partnered with Celgene.

bluebird bio’s discovery research programs include utilizing megaTAL/homing endonuclease gene editing technologies with the potential for use across the company's pipeline.

bluebird bio has operations in Cambridge, Massachusetts; Seattle, Washington; Durham, North Carolina and Zug, Switzerland. For more information, visit bluebirdbio.com.

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LentiGlobin is a trademark of bluebird bio, Inc.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s views with respect to the potential for its LentiGlobin product candidate to treat transfusion-dependent β-

thalassemia and sickle cell disease. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risks that the preliminary positive efficacy and safety results from our prior and ongoing clinical trials of LentiGlobin will not continue or be repeated in our ongoing or planned clinical trials of LentiGlobin, the risks that the changes we have made in the LentiGlobin manufacturing will not result in improved patient outcomes, risks that the current or planned clinical trials of LentiGlobin will be insufficient to support future regulatory submissions or to support marketing approval in the US and EU, and the risk that LentiGlobin will not be successfully developed, approved or commercialized for the treatment of either transfusion-dependent β-thalassemia or sickle cell disease. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in our most recent Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in our subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and bluebird bio undertakes no duty to update this information unless required by law.

Investors & Media:
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